Exhibit 99.1

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks	Main Street Banks
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS REPORTS 17 PERCENT INCREASE IN NET INCOME

ATLANTA, October 19, 2004 — Main Street Banks, Inc. (Nasdaq: MSBK) reported net income of $8.3 million for the three months ended September 30, 2004 compared to $7.1 million in the third quarter of 2003, an increase of 16.9 percent. Diluted earnings per share for the third quarter of 2004 were $0.41 versus $0.36 for the third quarter of 2003, a 13.9 percent increase.

Net income for the nine months ended September 30, 2004 was $23.3 million, a 20.7 percent increase over the $19.3 million reported in the same period of 2003. Diluted earnings per share for the nine months ended September 30, 2004 were $1.16 versus $1.06 per share for the nine months ended September 30, 2003, a 9.4 percent increase. Return on average assets was 1.52 percent for the third quarter of 2004 and return on average shareholder’s equity was 15.2 percent. For the first nine months of 2004, return on average assets was 1.51 percent and return on average shareholder’s equity was 14.6 percent.

“The third quarter of 2004 was another quarter of solid operating performance for Main Street Banks,” said Edward C. Milligan, chairman and chief executive officer. “Our performance was driven by strong loan and deposit growth, solid and improving asset quality and increased efficiency, resulting from superior growth in both net interest income and non-interest income.” Milligan continued, “Strong organic growth in loans and deposits, combined with superior asset quality, have been hallmarks of Main Street’s historical operating performance, and we are pleased to see these trends continue in the third quarter.”

Strong Loan Growth Combined With Solid Credit Quality

As of September 30, 2004, Main Street Banks’ loans outstanding were $1.654 billion, reflecting an increase of $242 million or 17.1 percent, compared to the same period last year. Annualized net charge-offs decreased to 0.11 percent of average loans for the third quarter of 2004 from 0.19 percent in the third quarter of 2003. Non-performing assets decreased in the third quarter to 0.26 percent from 0.64 percent of assets at September 30, 2003.

The allowance for loan losses at September 30, 2004 was $24.3 million and represented 1.47 percent of loans outstanding at the end of the period compared to $20.8 million and 1.47 percent of loans outstanding in the third quarter of 2003.

Positive Trends in Transaction Deposits

As of September 30, 2004, Main Street Banks’ total deposits were $1.630 billion, reflecting an increase of $192 million, or 13.4 percent, compared to the same period last year. The Company’s deposit mix continued to improve as low cost core deposits grew 17.8 percent over the same period from September 30, 2003, while reliance on higher cost certificates of deposit was reduced through the company’s disciplined pricing structure. Low cost core deposits totaled $868 million at September 30, 2004 compared to $737 million at the end of the third quarter of 2003, an increase of $131 million.

Net Interest Margin Declines but Remains Healthy

The company’s net interest margin was 4.32 percent for the third quarter of 2004, down from 4.55 percent in the comparable period last year. The reduction in margin over 2003 was primarily the result of interest earning asset yields declining from 6.35% in the third quarter of 2003 to 6.12% in the third quarter of 2004. The largest component of this decline was loan yields declining 15 basis points during this period. Main Street’s fully taxable equivalent net interest income totaled $21.1 million for the third quarter of 2004, an increase of $2.1 million or 11.1 percent, compared to the third quarter of 2003.

Noninterest Income Up 20.0% Over Previous Year

Compared to the third quarter of 2003, noninterest income grew at a healthy pace in the third quarter of 2004. The company reported total noninterest income of $7.8 million for the third quarter, an increase of 20.0 percent or $1.3 million over the third quarter of 2003. Solid growth in income from insurance agency commissions and income from SBA lending contributed to this increase. Insurance agency revenue totaled $2.5 million for the third quarter of 2004, an increase of 108.3 percent or $1.3 million compared to the third quarter last year. Income from SBA lending totaled $1.3 million for the third quarter of 2004, an increase of 225.0% or $0.9 million compared to the third quarter last year.

Efficiency Improves

Main Street Bank’s efficiency ratio for the third quarter of 2004 was 54.1 percent versus 56.8 percent for the third quarter of 2003. Noninterest expense for the third quarter of 2004 was $15.5 million, an increase of 7.6 percent compared to noninterest expense in the third quarter of 2003.

“We are gratified by our improved efficiency in the third quarter as we continue to invest heavily in our business in order to maximize our strong growth opportunities in the dynamic Atlanta market,” Milligan concluded.

Anticipated Common Stock Offering

On October 1, 2004, the company announced its plans to offer for sale in an underwritten public offering approximately $50 million of its common stock within the next 90 days pursuant to its effective universal shelf registration statement. This offering will be led by Raymond James & Associates, Inc., with SunTrust Capital Markets, Inc. as co-manager.

Any offerings of securities covered by the shelf registration statement will be made only by means of the prospectus supplement and prospectus. This press release does not constitute an offer to sell, and is not a solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any state or jurisdiction in which such offer or sale would be unlawful.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 22 banking centers located in eighteen of Georgia’s fastest growing communities.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward looking statements herein include, but are not limited to, the company’s plans to sell common stock and the amount and timing of the proposed offering. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in market and economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Main Street Banks, Inc.’s management uses these non-GAAP measures in their analysis of the

Company’s performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their effects on Main Street’s performance are difficult to predict, management believes presentations of financial measures excluding the effects of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s third quarter earnings conference call at 10 a.m. today, please visit our web site at www.mainstreetbank.com.  Replays of the conference call will be available through our web site until 5 p.m. (EDT) October 30.

Financial Tables Follow